Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2021 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

Second Quarter 2021 Summary

•Net income of $96.3 million, or $1.01 per diluted share
•Return on average assets of 1.90%, return on average equity of 14.02%, and return on average tangible common equity of 22.45%(1)
•Tangible book value increases to $19.38, compared with $18.19 at March 31, 2021(1)
•Net interest margin of 3.44% and core net interest margin of 3.22%(1)
•Cost of deposits of 0.08% in the second quarter compared with 0.11% in the prior quarter
•Non-maturity deposits of $15.8 billion, or 92.6% of total deposits
•Noninterest-bearing deposits represent 39.8% of total deposits
•Nonperforming assets represent 0.17% of total assets

    Irvine, Calif., July 27, 2021 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $96.3 million, or $1.01 per diluted share, for the second quarter of 2021, compared with net income of $68.7 million, or $0.72 per diluted share, for the first quarter of 2021, and net loss of $99.1 million, or $(1.41) per diluted share, for the second quarter of 2020.
    For the quarter ended June 30, 2021, the Company’s return on average assets (“ROAA”) was 1.90%, return on average equity (“ROAE”) was 14.02%, and return on average tangible common equity (“ROATCE”) was 22.45%, compared to 1.37%, 9.99%, and 16.21%, respectively, for the first quarter of 2021 and (2.61)%, (17.76)%, and (29.40)%, respectively, for the second quarter of 2020. Total assets were $20.53 billion at June 30, 2021, compared to $20.17 billion at March 31, 2021, and $20.52 billion at June 30, 2020. A reconciliation of the non-U.S. generally accepted accounting principles (“GAAP”) measure of ROATCE to the GAAP measure of ROAE is set forth at the end of this press release.

Steven R. Gardner, Chairman, President, and Chief Executive Officer of the Company, commented, “We continue to realize the benefits of increased size and scale, which has enabled us to generate a high level of profitability despite the challenging interest rate environment. Our performance has resulted in strong growth in our tangible book value per share from the prior quarter and allowed us to continue to return significant capital to shareholders through our common stock dividend.

“We are leveraging the collective strengths of our larger organization, and our teams are working well together to add new clients and expand existing business relationships. This is resulting in strong inflows of low-cost deposits from all of our banking groups, as well as higher levels of loan production. During the second quarter, we generated $1.58 billion in new loan commitments, an increase of 36.7% compared to the prior quarter, while loan fundings increased 54.5% resulting in annualized total loan growth of 14.5%. The increased loan production allowed us to further remix the balance sheet towards higher yielding assets.

“While we are seeing signs of improving demand, there continue to be uncertainties surrounding the COVID-19 pandemic. However, we believe that we are well positioned to deliver consistent financial performance and to capitalize on stronger credit demand as the economy progresses,” said Mr. Gardner.

(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020
Financial highlights (unaudited)
Net income (loss)	$96,302	$68,668	$(99,091)
Diluted earnings (loss) per share	1.01	0.72	(1.41)
Common equity dividend per share paid	0.33	0.30	0.25
Return on average assets	1.90%	1.37%	(2.61)%
Return on average equity	14.02	9.99	(17.76)
Return on average tangible common equity (1)	22.45	16.21	(29.40)
Pre-provision net revenue on average assets (1)	1.84	1.86	1.60
Net interest margin	3.44	3.55	3.79
Core net interest margin (1)	3.22	3.30	3.59
Cost of deposits	0.08	0.11	0.32
Efficiency ratio (1)	49.4	48.6	52.9
Noninterest expense (excluding merger-related expense) as a percent of average assets (1)	1.86%	1.85%	2.02%
Total assets	$20,529,486	$20,173,298	$20,517,074
Total deposits	17,015,097	16,740,007	16,976,693
Loans to deposit ratio	79.9%	78.4%	88.8%
Non-maturity deposits as a percent of total deposits	92.6	91.8	88.7
Book value per share	$29.72	$28.56	$28.14
Tangible book value per share (1)	19.38	18.19	17.58
Total risk-based capital ratio	15.61%	16.26%	15.69%
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $160.9 million in the second quarter of 2021, a decrease of $718,000, or 0.4%, from the first quarter of 2021. The decrease in net interest income reflected lower average loan yields and fees, partially offset by one more day of interest and a lower cost of funds.

The net interest margin for the second quarter of 2021 was 3.44%, compared with 3.55% in the prior quarter. Our core net interest margin, which excludes the impact of loan accretion income of $9.5 million, compared to $9.9 million in the prior quarter, certificates of deposit mark-to-market amortization, and other adjustments, decreased 8 basis points to 3.22%, compared to 3.30% in the prior quarter. The decrease was driven by lower average loan yields and fees, partially offset by a lower cost of funds.

Net interest income for the second quarter of 2021 increased $30.6 million, or 23.5%, compared to the second quarter of 2020. The increase was attributable to an increase in average interest-earning assets of $4.95 billion, which primarily resulted from the acquisition of Opus Bank (“Opus”) in the second quarter of 2020.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$1,323,186	$315	0.10%	$1,309,366	$301	0.09%	$796,761	$215	0.11%
Investment securities	4,243,644	18,012	1.70	4,087,451	17,468	1.71	1,792,432	10,568	2.36
Loans receivable, net (1) (2)	13,216,973	152,365	4.62	13,093,609	155,225	4.81	11,242,721	133,339	4.77
Total interest-earning assets	$18,783,803	$170,692	3.64	$18,490,426	$172,994	3.79	$13,831,914	$144,122	4.19

Liabilities
Interest-bearing deposits	$10,395,002	$3,265	0.13	$10,420,199	$4,426	0.17	$7,317,675	$9,655	0.53
Borrowings	486,718	6,493	5.35	523,565	6,916	5.36	431,181	4,175	3.89
Total interest-bearing liabilities	$10,881,720	$9,758	0.36	$10,943,764	$11,342	0.42	$7,748,856	$13,830	0.72
Noninterest-bearing deposits	$6,341,063			$6,034,319			$4,970,812
Net interest income		$160,934			$161,652			$130,292
Net interest margin (3)			3.44			3.55			3.79
Cost of deposits			0.08			0.11			0.32
Cost of funds (4)			0.23			0.27			0.44
Ratio of interest-earning assets to interest-bearing liabilities			172.62			168.96			178.50
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $9.5 million, $9.9 million, and $5.8 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

    For the second quarter of 2021, the Bank recorded a $38.5 million provision recapture, a decrease of $40.5 million from the $2.0 million provision expense recognized during the first quarter of 2021, and a decrease of $199.1 million from the $160.6 million provision expense recognized during the second quarter of 2020. The decrease from the first quarter of 2021 was comprised of a $33.1 million provision recapture for loan loss and a $5.3 million provision recapture for unfunded commitments. The decrease during the second quarter of 2021 was primarily due to improved economic forecasts used in the Company’s CECL model relative to prior periods and the continued strong asset quality profile of the loan portfolio. The provision expense in the second quarter of 2020 reflected unfavorable changes in economic forecasts related to the onset of the COVID-19 pandemic and the Day 1 provision for credit losses of $84.4 million resulting from the acquisition of Opus.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Provision for credit losses
Provision for loan losses	$(33,131)	$315	$150,257
Provision for unfunded commitments	(5,345)	1,659	10,378
Total provision for credit losses	$(38,476)	$1,974	$160,635

Noninterest Income

Noninterest income for the second quarter of 2021 was $26.7 million, an increase of $3.0 million from the first quarter of 2021. The increase was primarily due to a $1.2 million increase in net gain from loan sales, a $1.0 million increase in net gain from sales of investment securities, and a $675,000 increase in trust custodial account fees, partially offset by a $647,000 decrease in other income.

During the second quarter of 2021, the Bank sold $14.7 million of SBA loans for a net gain of $1.5 million, compared to the sales of $1.3 million of SBA loans for a net gain of $69,000 and fully charged-off loans for a net gain of $292,000 during the first quarter of 2021.

Additionally, during the second quarter of 2021, the Bank sold $280.2 million of investment securities for a net gain of $5.1 million, compared to the sales of $175.3 million of investment securities for a net gain of $4.0 million in the first quarter of 2021.

Noninterest income for the second quarter of 2021 increased $19.8 million, or 287.5%, compared to the second quarter of 2020. The increase was primarily due to a $5.5 million increase in trust custodial account fees and a $1.4 million increase in escrow and exchange fees following the Opus acquisition.

The net gain from sales of loans for the second quarter of 2021 increased from the same period last year primarily due to the sales of $14.7 million of SBA loans for a net gain of $1.5 million, compared with the sales of $15.4 million of other loans for a net loss of $2.0 million during the second quarter of 2020.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Noninterest income
Loan servicing income	$622	$458	$434
Service charges on deposit accounts	2,222	2,032	1,399
Other service fee income	352	473	297
Debit card interchange fee income	1,099	787	457
Earnings on BOLI	2,279	2,233	1,314
Net gain (loss) from sales of loans	1,546	361	(2,032)
Net gain (loss) from sales of investment securities	5,085	4,046	(21)
Trust custodial account fees	7,897	7,222	2,397
Escrow and exchange fees	1,672	1,526	264
Other income	3,955	4,602	2,389
Total noninterest income	$26,729	$23,740	$6,898

 Noninterest Expense

Noninterest expense totaled $94.5 million for the second quarter of 2021, an increase of $2.0 million compared to the first quarter of 2021, primarily driven by a $926,000 increase in compensation and benefits primarily attributable to higher business incentives associated with higher loan and deposit production, and an $821,000 increase in other expense largely due to a $518,000 increase in community development support.

Noninterest expense decreased by $21.5 million compared to the second quarter of 2020. The decrease was primarily due to $39.3 million of merger-related expense for the second quarter of 2020 relating to the Opus acquisition. Excluding merger-related expense, noninterest expense increased $17.9 million compared to the second quarter of 2020, primarily due to a $10.5 million increase in compensation and benefits, a $2.8 million increase in premises and occupancy expense, all predominately as a result of the additional operations, personnel, branches, and divisions retained with the acquisition of Opus.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Noninterest expense
Compensation and benefits	$53,474	$52,548	$43,011
Premises and occupancy	12,240	11,980	9,487
Data processing	5,765	5,828	4,465
Other real estate owned operations, net	—	—	9
FDIC insurance premiums	1,312	1,181	846
Legal and professional services	4,186	3,935	3,094
Marketing expense	1,490	1,598	1,319
Office expense	1,589	1,829	1,533
Loan expense	1,165	1,115	823
Deposit expense	3,985	3,859	4,958
Merger-related expense	—	5	39,346
Amortization of intangible assets	4,001	4,143	4,066
Other expense	5,289	4,468	3,013
Total noninterest expense	$94,496	$92,489	$115,970

Income Tax

For the second quarter of 2021, our income tax expense totaled $35.3 million, resulting in an effective tax rate of 26.8%, compared with income tax expense of $22.3 million and an effective tax rate of 24.5% for the first quarter of 2021, and income tax benefit of $40.3 million and an effective tax rate of 28.9% for the second quarter of 2020. Based on our actual and projected level of earnings for 2021, our estimated effective tax rate for the full year is expected to be in the range of 25 to 27%.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $13.59 billion at June 30, 2021, an increase of $477.2 million, or 3.6%, from March 31, 2021, and a decrease of $1.49 billion, or 9.9%, from June 30, 2020. The increase from March 31, 2021 was driven by higher loan production, partially offset by loan prepayments, maturities, and sales in the second quarter of 2021. The decrease in loans held for investment from June 30, 2020 was primarily driven by the sale of $1.13 billion of SBA PPP loans in the third quarter of 2020.

During the second quarter of 2021, the Bank generated $1.58 billion of loan commitments and funded $1.15 billion of new loans, compared with $1.15 billion in loan commitments and $746.3 million in funded loans for the first quarter of 2021, and $1.21 billion in loan commitments and $1.19 billion in funded loans for the second quarter of 2020, of which $1.13 billion was SBA PPP loans. Business line commitments totaled $2.59 billion with an average utilization rate of 31.96% for the second quarter of 2021, compared with business line commitments of $2.44 billion with an average utilization rate of 34.06% for the first quarter of 2021, and business line commitments of $2.21 billion with an average utilization rate of 43.98% for the second quarter of 2020.

At June 30, 2021, the ratio of loans held for investment to total deposits was 79.9%, compared with 78.4% and 88.8% at March 31, 2021 and June 30, 2020, respectively.

The following table presents the primary loan roll-forward activities for total loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021
Beginning loan balance	$13,124,703	$13,237,034
New commitments	1,576,884	1,153,345
Unfunded new commitments	(423,797)	(407,047)
Net new fundings	1,153,087	746,298
Amortization/maturities/payoffs	(821,502)	(773,170)
Net draws on existing lines of credit	161,273	(82,472)
Loan sales	(14,959)	(1,035)
Charge-offs	(3,290)	(1,952)
Net increase (decrease)	474,609	(112,331)
Ending loan balance	$13,599,312	$13,124,703

The following table presents the composition of the loan portfolio as of the dates indicated:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,810,233	$2,729,785	$2,783,692
Multifamily	5,539,464	5,309,592	5,225,557
Construction and land	297,728	316,458	357,426
SBA secured by real estate (1)	53,003	56,381	59,482
Total investor loans secured by real estate	8,700,428	8,412,216	8,426,157
Business loans secured by real estate (2)
CRE owner-occupied	2,089,300	2,029,984	2,170,154
Franchise real estate secured	358,120	340,805	364,647
SBA secured by real estate (3)	72,923	73,967	85,542
Total business loans secured by real estate	2,520,343	2,444,756	2,620,343
Commercial loans (4)
Commercial and industrial	1,795,144	1,656,098	2,051,313
Franchise non-real estate secured	401,315	399,041	523,755
SBA non-real estate secured	13,900	14,908	21,057
SBA PPP	—	—	1,128,780
Total commercial loans	2,210,359	2,070,047	3,724,905
Retail loans
Single family residential (5)	157,228	184,049	265,170
Consumer	6,240	6,324	46,309
Total retail loans	163,468	190,373	311,479
Gross loans held for investment (6)	13,594,598	13,117,392	15,082,884
Allowance for credit losses for loans held for investment	(232,774)	(266,999)	(282,271)
Loans held for investment, net	$13,361,824	$12,850,393	$14,800,613

Total unfunded loan commitments	$2,345,364	$2,243,650	$1,885,163
Loans held for sale, at lower of cost or fair value	$4,714	$7,311	$1,007
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $94.4 million, $103.9 million, and $144.5 million as of June 30, 2021, March 31, 2021, and June 30, 2020, respectively.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2021 was 4.11%, compared to 4.21% at March 31, 2021 and 4.12%, or 4.46% excluding SBA PPP loans, at June 30, 2020. The quarter-over-quarter and year-over-year decreases reflect the impact of lower rates on new originations and the continued impact from prepayments of higher rate loans.

The following table presents the composition of loan commitments originated during the quarters indicated:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Investor loans secured by real estate
CRE non-owner-occupied	$181,995	$128,408	$11,811
Multifamily	631,360	407,156	24,425
Construction and land	148,422	94,124	6,210
Total investor loans secured by real estate	961,777	629,688	42,446
Business loans secured by real estate (1)
CRE owner-occupied	181,385	110,353	17,594
Franchise real estate secured	39,320	24,429	—
SBA secured by real estate (2)	13,445	4,101	1,204
Total business loans secured by real estate	234,150	138,883	18,798
Commercial loans (3)
Commercial and industrial	316,162	352,530	23,782
Franchise non-real estate secured	41,501	17,647	—
SBA non-real estate secured	1,000	686	315
SBA PPP	—	—	1,124,485
Total commercial loans	358,663	370,863	1,148,582
Retail loans
Single family residential (4)	14,744	13,353	2,137
Consumer	7,550	558	195
Total retail loans	22,294	13,911	2,332
Total loan commitments	$1,576,884	$1,153,345	$1,212,158
______________________________
(1) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(2) SBA loans that are collateralized by real property other than hotel/motel real property.
(3) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(4) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments was 3.59% in the second quarter of 2021, compared with 3.63% in the first quarter of 2021 and 1.21%, or 3.97% excluding SBA PPP loans, in the second quarter of 2020.

Asset Quality and Allowance for Credit Losses

At June 30, 2021, our allowance for credit losses (“ACL”) on loans held for investment was $232.8 million, a decrease of $34.2 million from March 31, 2021, and a decrease of $49.5 million from June 30, 2020. The decrease in ACL is primarily due to the provision for credit loss recapture during the current quarter, reflective of improving economic forecasts employed in the Company's CECL model relative to the prior quarter and the continued strong asset quality profile of the loan portfolio, partially offset by an increase in loans held for investment during the quarter. The decrease from June 30, 2020 was primarily due to changes in economic forecasts employed in the Company's CECL model related to the COVID-19 pandemic and lower loans held for investment.

During the second quarter of 2021, the Company incurred $1.1 million of net charge-offs, compared to $1.3 million and $4.7 million during the first quarter of 2021 and the second quarter of 2020, respectively.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended June 30, 2021
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner occupied	$45,545	$—	$—	$1,567	$47,112
Multifamily	79,815	—	—	(20,756)	59,059
Construction and land	13,263	—	—	(3,715)	9,548
SBA secured by real estate (1)	5,141	—	—	(460)	4,681
Business loans secured by real estate (2)
CRE owner-occupied	41,594	—	15	(5,862)	35,747
Franchise real estate secured	10,876	—	—	560	11,436
SBA secured by real estate (3)	6,451	—	80	(214)	6,317
Commercial loans (4)
Commercial and industrial	43,373	(3,290)	2,098	(2,302)	39,879
Franchise non-real estate secured	18,903	—	—	(1,590)	17,313
SBA non-real estate secured	890	—	2	(162)	730
Retail loans
Single family residential (5)	822	—	1	(153)	670
Consumer loans	326	—	—	(44)	282
Totals	$266,999	$(3,290)	$2,196	$(33,131)	$232,774
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for credit losses to loans held for investment at June 30, 2021 was 1.71%, compared to 2.04% at March 31, 2021 and 2.02% at June 30, 2020, excluding SBA PPP loans. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $94.4 million, or 0.69% of total loans held for investment, as of June 30, 2021, compared to $103.9 million, or 0.79% of total loans held for investment, as of March 31, 2021, and $144.5 million, or 1.03% of total loans held for investment excluding SBA PPP loans, as of June 30, 2020.

Nonperforming assets totaled $34.4 million, or 0.17% of total assets, at June 30, 2021, compared with $38.9 million, or 0.19% of total assets, at March 31, 2021, and $34.2 million, or 0.17% of total assets, at June 30, 2020. During the second quarter of 2021, nonperforming loans decreased $4.5 million to $34.4 million from March 31, 2021. Total loan delinquencies were $19.3 million, or 0.14% of loans held for investment, at June 30, 2021, compared to $22.6 million, or 0.17% of loans held for investment, at March 31, 2021, and $38.2 million, or 0.25% of loans held for investment, at June 30, 2020.

Classified loans totaled $131.4 million, or 0.97% of loans held for investment, at June 30, 2021, compared with $134.7 million, or 1.03% of loans held for investment, at March 31, 2021, and $89.9 million, or 0.60% of loans held for investment, at June 30, 2020. The year-over-year increase was driven, in part, by the migration to the substandard risk grade of approximately $56.4 million of loans subject to temporary loan modifications relating to COVID-19 under the CARES Act during 2020, as well as the net changes in risk ratings.

Interest is not typically accrued on loans 90 days or more past due or when, in the opinion of management, there is reasonable doubt as to the timely collection of principal or interest. There were no loans 90 days or more past due and still accruing interest at June 30, 2021. There were six troubled debt restructured loans belonging to two borrower relationships totaling $17.8 million at June 30, 2021, compared to no troubled debt restructured loans at March 31, 2021 and $700,000 at June 30, 2020.

At June 30, 2021, there was one residential loan for $819,000 classified as a COVID-19 modification under Section 4013 of the CARES Act. Additionally, as of June 30, 2021, there were no loans in-process for potential modification. At March 31, 2021, there were no loans remaining within their modification period and no loans were in-process for potential modification.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Asset quality
Nonperforming loans	$34,387	$38,909	$33,825
Other real estate owned	—	—	386
Nonperforming assets	$34,387	$38,909	$34,211

Total classified assets (1)	$131,350	$134,667	$90,334
Allowance for credit losses	232,774	266,999	282,271
Allowance for credit losses as a percent of total nonperforming loans	677%	686%	835%
Nonperforming loans as a percent of loans held for investment	0.25	0.30	0.22
Nonperforming assets as a percent of total assets	0.17	0.19	0.17
Classified loans to total loans held for investment	0.97	1.03	0.60
Classified assets to total assets	0.64	0.67	0.44
Net loan charge-offs for the quarter ended	$1,094	$1,334	$4,650
Net loan charge-offs for the quarter to average total loans	0.01%	0.01%	0.04%
Allowance for credit losses to loans held for investment (2)	1.71	2.04	1.87
Loans modified under the CARES Act	$819	$—	$2,244,974
Loans modified under the CARES Act as a percent of loans held for investment	0.01%	—%	14.88%
Delinquent loans
30 - 59 days	$207	$13,116	$6,248
60 - 89 days	83	61	4,133
90+ days	19,045	9,410	27,807
Total delinquency	$19,335	$22,587	$38,188
Delinquency as a percentage of loans held for investment	0.14%	0.17%	0.25%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At June 30, 2021, 45% of loans held for investment include a fair value net discount of $94.4 million, or 0.69% of loans held for investment. At March 31, 2021, 51% of loans held for investment include a fair value net discount of $103.9 million, or 0.79% of loans held for investment. At June 30, 2020, 56% of loans held for investment include a fair value net discount of $144.5 million, or 1.03% of loans held for investment excluding SBA PPP loans.

Investment Securities

Investment securities totaled $4.51 billion at June 30, 2021, an increase of $627.1 million from March 31, 2021, and an increase of $2.14 billion from June 30, 2020. The increase in the second quarter of 2021 compared to the prior quarter was primarily the result of $968.1 million in purchases and a $58.4 million increase in mark-to-market fair value adjustment, partially offset by $280.2 million in sales and $119.2 million in principal payments, amortization, and redemptions. The increase in investment securities from June 30, 2020 was primarily the result of $3.57 billion in purchases, partially offset by $869.5 million in sales, $515.0 million in principal payments, amortization, and redemptions, and a $44.5 million decrease in mark-to-market fair value adjustment. The Company’s assessment of held-to-maturity and available-for-sale investment securities indicated that no ACL was required with respect to investment securities as of June 30, 2021.

Deposits

At June 30, 2021, deposits totaled $17.02 billion, an increase of $275.1 million, or 1.6%, from March 31, 2021, and an increase of $38.4 million, or 0.2%, from June 30, 2020. At June 30, 2021, non-maturity deposits totaled $15.76 billion, or 92.6% of total deposits, an increase of $386.2 million, or 2.5%, from March 31, 2021, and an increase of $697.5 million, or 4.6%, from June 30, 2020. During the second quarter of 2021, deposit increases included $465.7 million in noninterest-bearing deposits, primarily driven by an increase in business deposit account balances, partially offset by decreases of $93.7 million in retail certificates of deposits, $51.7 million in interest-bearing checking deposits, $27.7 million in money market and savings deposits, and $17.4 million in brokered certificates of deposit as compared to the first quarter of 2021.

The weighted average cost of deposits for the second quarter of 2021 was 0.08%, compared to 0.11% for the first quarter of 2021, and 0.32% for the second quarter of 2020, including the favorable impact of the acquired certificates of deposit mark-to-market amortization of 0.02%, 0.04%, and 0.03%, respectively. The decrease in the weighted average cost of deposits in the second quarter of 2021 compared to the prior quarters was principally driven by lower pricing as well as deposit mix.

The end of period weighted average rate of deposits at June 30, 2021 was 0.08%.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Deposit accounts
Noninterest-bearing checking	$6,768,384	$6,302,703	$5,899,442
Interest-bearing:
Checking	3,103,343	3,155,071	3,098,454
Money market/savings	5,883,672	5,911,417	6,060,031
Retail certificates of deposit	1,259,698	1,353,431	1,651,976
Wholesale/brokered certificates of deposit	—	17,385	266,790
Total interest-bearing	10,246,713	10,437,304	11,077,251
Total deposits	$17,015,097	$16,740,007	$16,976,693

Cost of deposits	0.08%	0.11%	0.32%
Noninterest-bearing deposits as a percentage of total deposits	39.8	37.7	34.8
Non-maturity deposits as a percent of total deposits	92.6	91.8	88.7
Core deposits as a percent of total deposits (1)	96.5	96.2	94.9
______________________________
(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At June 30, 2021, total borrowings amounted to $476.6 million, a decrease of $35.0 million from March 31, 2021, and a decrease of $65.8 million from June 30, 2020. Total borrowings at June 30, 2021 is comprised of $476.6 million of subordinated debt. The decrease in borrowings at June 30, 2021 as compared to March 31, 2021 was primarily due to the redemption of $25 million in subordinated notes in April 2021 and the maturity of the remaining $10.0 million Federal Home Loan Bank of San Francisco ("FHLB") advances. The decrease in borrowings at June 30, 2021 as compared to June 30, 2020 was primarily due to the redemption of $25 million in subordinated notes and the redemption of $41.0 million in FHLB advances.

Capital Ratios

At June 30, 2021, our common stockholder's equity was $2.81 billion, or 13.70% of total assets, compared with $2.70 billion, or 13.40%, at March 31, 2021, and $2.65 billion, or 12.94%, at June 30, 2020, with a book value per share of $29.72, compared with $28.56 at March 31, 2021, and $28.14 at June 30, 2020. At June 30, 2021, our ratio of tangible common equity to total assets was 9.38%, compared with 8.97% at March 31, 2021, and 8.50% at June 30, 2020, with a tangible book value per share of $19.38, compared with $18.19 at March 31, 2021, and $17.58 at June 30, 2020. Reconciliations of the non-GAAP measures of tangible common equity ratio and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share, respectively, are set forth at the end of this press release.

The Company implemented the CECL model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. At June 30, 2021, the Company had a tier 1 leverage ratio of 9.83%, common equity tier 1 capital ratio of 11.89%, tier 1 capital ratio of 11.89%, and total capital ratio of 15.61%. At June 30, 2021, the Bank had a tier 1 leverage ratio of 11.31%, common equity tier 1 capital ratio of 13.67%, tier 1 capital ratio of 13.67%, and total capital ratio of 15.44%. The capital ratios of the Company and the Bank exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.50% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio, and 10.00% for total capital ratio and exceeded the minimum capital ratio levels inclusive of the fully phased-in capital conservation buffer of 4.00%, 7.00%, 8.50%, and 10.50%, respectively.

	June 30,	March 31,	June 30,
Capital ratios	2021	2021	2020
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	9.83%	9.66%	12.00%
Common equity tier 1 risk-based capital ratio	11.89	12.05	11.32
Tier 1 capital ratio	11.89	12.05	11.32
Total capital ratio	15.61	16.26	15.69
Tangible common equity ratio (1)	9.38	8.97	8.50

Pacific Premier Bank
Tier 1 leverage ratio	11.31%	11.13%	13.49%
Common equity tier 1 risk-based capital ratio	13.67	13.90	12.73
Tier 1 capital ratio	13.67	13.90	12.73
Total capital ratio	15.44	15.92	14.81

Share data
Book value per share	$29.72	$28.56	$28.14
Tangible book value per share (1)	19.38	18.19	17.58
Common equity dividends declared per share	0.33	0.30	0.25
Closing stock price (2)	42.29	43.44	21.68
Shares issued and outstanding	94,656,575	94,644,415	94,350,902
Market capitalization (2)(3)	$4,003,027	$4,111,353	$2,045,528
______________________________
(1) A reconciliation of the GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share, respectively, is set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On July 23, 2021, the Company's Board of Directors declared a $0.33 per share dividend, payable on August 13, 2021 to stockholders of record as of August 6, 2021. In January 2021, the Company’s Board of Directors approved a new stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the first quarter of 2021, the Company repurchased 199,674 shares of common stock at an average price of $34.51 per share with a total market value of $6.9 million under its stock repurchase program. The Company did not repurchase additional shares during the second quarter ended June 30, 2021.

Subsequent Events

On July 1, 2021, the Company redeemed $135.0 million subordinated notes acquired from Opus and $5.2 million junior subordinated debt associated with Heritage Oaks Capital Trust II. On July 7, 2021, the Company redeemed $5.2 million junior subordinated debt associated with Santa Lucia Bancorp (CA) Capital Trust. The subordinated notes and junior subordinated debt were redeemed at par, plus accrued and unpaid interest, for an aggregate amount of $149.2 million. The Company recorded a net gain on early debt extinguishment of $970,000 related to purchase accounting adjustments.

On July 16, 2021, the Bank consolidated two branch offices in San Luis Obispo County of California into nearby branch offices with minimal disruption to clients and daily operations. The consolidated branches were identified largely based on the proximity of neighboring branches, deposit base, historic growth, and market opportunity to improve further the overall efficiency of operations, as well as the Bank's goals related to Fair Lending and the Community Reinvestment Act. After the branch consolidations, the Bank operates 63 branches in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada.

Conference Call and Webcast

    The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 27, 2021 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through August 3, 2021 at (877) 344-7529, conference ID 10157972.

About Pacific Premier Bancorp, Inc.

    Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with over $20 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has over $17 billion of assets under custody and approximately 44,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

    The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make.

    Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Given the ongoing and dynamic nature of the COVID-19 pandemic, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects remain uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility, which could result in impairment to our goodwill in future periods. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance. Other risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; possible impairment charges to goodwill; the impact of governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue our stock repurchase program or reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to such program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; public health crisis and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2020 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

    The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President, and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2020	2020
ASSETS
Cash and cash equivalents	$631,888	$1,554,668	$880,766	$1,103,077	$1,341,730
Interest-bearing time deposits with financial institutions	2,708	2,708	2,845	2,845	2,845
Investments held-to-maturity, at amortized cost	18,933	21,931	23,732	27,980	32,557
Investment securities available-for-sale, at fair value	4,487,447	3,857,337	3,931,115	3,600,731	2,336,066
FHLB, FRB, and other stock, at cost	117,738	117,843	117,055	116,819	94,658
Loans held for sale, at lower of amortized cost or fair value	4,714	7,311	601	1,032	1,007
Loans held for investment	13,594,598	13,117,392	13,236,433	13,450,840	15,082,884
Allowance for credit losses	(232,774)	(266,999)	(268,018)	(282,503)	(282,271)
Loans held for investment, net	13,361,824	12,850,393	12,968,415	13,168,337	14,800,613
Accrued interest receivable	67,529	65,098	74,574	73,112	78,408
Other real estate owned	—	—	—	334	386
Premises and equipment	73,821	76,329	78,884	80,326	76,542
Deferred income taxes, net	81,741	104,450	89,056	108,050	105,859
Bank owned life insurance	444,645	292,932	292,564	290,875	305,901
Intangible assets	77,363	81,364	85,507	90,012	94,550
Goodwill	901,312	900,204	898,569	898,434	901,166
Other assets	257,823	240,730	292,861	282,276	344,786
Total assets	$20,529,486	$20,173,298	$19,736,544	$19,844,240	$20,517,074
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$6,768,384	$6,302,703	$6,011,106	$5,895,744	$5,899,442
Interest-bearing:
Checking	3,103,343	3,155,071	2,913,260	2,937,910	3,098,454
Money market/savings	5,883,672	5,911,417	5,662,969	5,778,688	6,060,031
Retail certificates of deposit	1,259,698	1,353,431	1,471,512	1,542,029	1,651,976
Wholesale/brokered certificates of deposit	—	17,385	155,330	176,436	266,790
Total interest-bearing	10,246,713	10,437,304	10,203,071	10,435,063	11,077,251
Total deposits	17,015,097	16,740,007	16,214,177	16,330,807	16,976,693
FHLB advances and other borrowings	—	10,000	31,000	41,000	41,006
Subordinated debentures	476,622	501,611	501,511	501,443	501,375
Accrued expenses and other liabilities	224,348	218,582	243,207	282,905	343,353
Total liabilities	17,716,067	17,470,200	16,989,895	17,156,155	17,862,427
STOCKHOLDERS’ EQUITY
Common stock	931	931	931	930	930
Additional paid-in capital	2,352,112	2,348,445	2,354,871	2,351,532	2,348,415
Retained earnings	433,852	368,911	330,555	289,960	247,078
Accumulated other comprehensive income (loss)	26,524	(15,189)	60,292	45,663	58,224
Total stockholders' equity	2,813,419	2,703,098	2,746,649	2,688,085	2,654,647
Total liabilities and stockholders' equity	$20,529,486	$20,173,298	$19,736,544	$19,844,240	$20,517,074

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2021	2020
INTEREST INCOME
Loans	$152,365	$155,225	$133,339	$307,590	$246,604
Investment securities and other interest-earning assets	18,327	17,769	10,783	36,096	21,307
Total interest income	170,692	172,994	144,122	343,686	267,911
INTEREST EXPENSE
Deposits	3,265	4,426	9,655	7,691	20,142
FHLB advances and other borrowings	—	65	217	65	1,298
Subordinated debentures	6,493	6,851	3,958	13,344	7,004
Total interest expense	9,758	11,342	13,830	21,100	28,444
Net interest income before provision for credit losses	160,934	161,652	130,292	322,586	239,467
Provision for credit losses	(38,476)	1,974	160,635	(36,502)	186,089
Net interest income (loss) after provision for credit losses	199,410	159,678	(30,343)	359,088	53,378
NONINTEREST INCOME
Loan servicing income	622	458	434	1,080	914
Service charges on deposit accounts	2,222	2,032	1,399	4,254	3,114
Other service fee income	352	473	297	825	608
Debit card interchange fee income	1,099	787	457	1,886	805
Earnings on BOLI	2,279	2,233	1,314	4,512	2,650
Net gain (loss) from sales of loans	1,546	361	(2,032)	1,907	(1,261)
Net gain (loss) from sales of investment securities	5,085	4,046	(21)	9,131	7,739
Trust custodial account fees	7,897	7,222	2,397	15,119	2,397
Escrow and exchange fees	1,672	1,526	264	3,198	264
Other income	3,955	4,602	2,389	8,557	4,143
Total noninterest income	26,729	23,740	6,898	50,469	21,373
NONINTEREST EXPENSE
Compensation and benefits	53,474	52,548	43,011	106,022	77,387
Premises and occupancy	12,240	11,980	9,487	24,220	17,655
Data processing	5,765	5,828	4,465	11,593	7,718
Other real estate owned operations, net	—	—	9	—	23
FDIC insurance premiums	1,312	1,181	846	2,493	1,213
Legal and professional services	4,186	3,935	3,094	8,121	6,220
Marketing expense	1,490	1,598	1,319	3,088	2,731
Office expense	1,589	1,829	1,533	3,418	2,636
Loan expense	1,165	1,115	823	2,280	1,645
Deposit expense	3,985	3,859	4,958	7,844	9,946
Merger-related expense	—	5	39,346	5	41,070
Amortization of intangible assets	4,001	4,143	4,066	8,144	8,029
Other expense	5,289	4,468	3,013	9,757	6,328
Total noninterest expense	94,496	92,489	115,970	186,985	182,601
Net income (loss) before income taxes	131,643	90,929	(139,415)	222,572	(107,850)
Income tax expense (benefit)	35,341	22,261	(40,324)	57,602	(34,499)
Net income (loss)	$96,302	$68,668	$(99,091)	$164,970	$(73,351)
EARNINGS (LOSS) PER SHARE
Basic	$1.02	$0.73	$(1.41)	$1.74	$(1.14)
Diluted	$1.01	$0.72	$(1.41)	$1.73	$(1.14)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	93,635,392	93,529,147	70,425,027	93,582,563	64,716,109
Diluted	94,218,028	94,093,644	70,425,027	94,155,740	64,716,109

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$1,323,186	$315	0.10%	$1,309,366	$301	0.09%	$796,761	$215	0.11%
Investment securities	4,243,644	18,012	1.70	4,087,451	17,468	1.71	1,792,432	10,568	2.36
Loans receivable, net (1)(2)	13,216,973	152,365	4.62	13,093,609	155,225	4.81	11,242,721	133,339	4.77
Total interest-earning assets	18,783,803	170,692	3.64	18,490,426	172,994	3.79	13,831,914	144,122	4.19
Noninterest-earning assets	1,506,612			1,503,834			1,343,396
Total assets	$20,290,415			$19,994,260			$15,175,310
Liabilities and equity
Interest-bearing deposits:
Interest checking	$3,155,935	$336	0.04%	$3,060,055	$419	0.06%	$1,417,846	$844	0.24%
Money market	5,558,790	2,002	0.14	5,447,909	2,588	0.19	4,242,990	5,680	0.54
Savings	384,376	84	0.09	368,288	82	0.09	283,632	101	0.14
Retail certificates of deposit	1,294,544	839	0.26	1,425,093	1,201	0.34	1,148,874	2,251	0.79
Wholesale/brokered certificates of deposit	1,357	4	1.18	118,854	136	0.46	224,333	779	1.40
Total interest-bearing deposits	10,395,002	3,265	0.13	10,420,199	4,426	0.17	7,317,675	9,655	0.53
FHLB advances and other borrowings	6,303	—	—	22,012	65	1.20	143,813	217	0.61
Subordinated debentures	480,415	6,493	5.41	501,553	6,851	5.46	287,368	3,958	5.51
Total borrowings	486,718	6,493	5.35	523,565	6,916	5.36	431,181	4,175	3.89
Total interest-bearing liabilities	10,881,720	9,758	0.36	10,943,764	11,342	0.42	7,748,856	13,830	0.72
Noninterest-bearing deposits	6,341,063			6,034,319			4,970,812
Other liabilities	320,324			266,536			223,920
Total liabilities	17,543,107			17,244,619			12,943,588
Stockholders' equity	2,747,308			2,749,641			2,231,722
Total liabilities and equity	$20,290,415			$19,994,260			$15,175,310
Net interest income		$160,934			$161,652			$130,292
Net interest margin (3)			3.44%			3.55%			3.79%
Cost of deposits			0.08			0.11			0.32
Cost of funds (4)			0.23			0.27			0.44
Ratio of interest-earning assets to interest-bearing liabilities			172.62			168.96			178.50
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $9.5 million, $9.9 million, and $5.8 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2020	2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,810,233	$2,729,785	$2,675,085	$2,707,930	$2,783,692
Multifamily	5,539,464	5,309,592	5,171,356	5,142,069	5,225,557
Construction and land	297,728	316,458	321,993	337,872	357,426
SBA secured by real estate (1)	53,003	56,381	57,331	57,610	59,482
Total investor loans secured by real estate	8,700,428	8,412,216	8,225,765	8,245,481	8,426,157
Business loans secured by real estate (2)
CRE owner-occupied	2,089,300	2,029,984	2,114,050	2,119,788	2,170,154
Franchise real estate secured	358,120	340,805	347,932	359,329	364,647
SBA secured by real estate (3)	72,923	73,967	79,595	84,126	85,542
Total business loans secured by real estate	2,520,343	2,444,756	2,541,577	2,563,243	2,620,343
Commercial loans (4)
Commercial and industrial	1,795,144	1,656,098	1,768,834	1,820,995	2,051,313
Franchise non-real estate secured	401,315	399,041	444,797	515,980	523,755
SBA non-real estate secured	13,900	14,908	15,957	16,748	21,057
SBA PPP	—	—	—	—	1,128,780
Total commercial loans	2,210,359	2,070,047	2,229,588	2,353,723	3,724,905
Retail loans
Single family residential (5)	157,228	184,049	232,574	243,359	265,170
Consumer	6,240	6,324	6,929	45,034	46,309
Total retail loans	163,468	190,373	239,503	288,393	311,479
Gross loans held for investment (6)	13,594,598	13,117,392	13,236,433	13,450,840	15,082,884
Allowance for credit losses for loans held for investment	(232,774)	(266,999)	(268,018)	(282,503)	(282,271)
Loans held for investment, net	$13,361,824	$12,850,393	$12,968,415	$13,168,337	$14,800,613

Loans held for sale, at lower of cost or fair value	$4,714	$7,311	$601	$1,032	$1,007
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $94.4 million, $103.9 million, $113.8 million, $126.3 million, and $144.5 million as of June 30, 2021, March 31, 2021, December 31, 2020, September 30,2020, and June 30, 2020, respectively.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2020	2020
Asset quality
Nonperforming loans	$34,387	$38,909	$29,209	$27,214	$33,825
Other real estate owned	—	—	—	334	386
Nonperforming assets	$34,387	$38,909	$29,209	$27,548	$34,211

Total classified assets (1)	$131,350	$134,667	$128,332	$137,042	$90,334
Allowance for credit losses	232,774	266,999	268,018	282,503	282,271
Allowance for credit losses as a percent of total nonperforming loans	677%	686%	918%	1,038%	835%
Nonperforming loans as a percent of loans held for investment	0.25	0.30	0.22	0.20	0.22
Nonperforming assets as a percent of total assets	0.17	0.19	0.15	0.14	0.17
Classified loans to total loans held for investment	0.97	1.03	0.97	1.02	0.60
Classified assets to total assets	0.64	0.67	0.65	0.69	0.44
Net loan charge-offs for the quarter ended	$1,094	$1,334	$6,406	$4,470	$4,650
Net loan charge-offs for the quarter to average total loans	0.01%	0.01%	0.05%	0.03%	0.04%
Allowance for credit losses to loans held for investment (2)	1.71	2.04	2.02	2.10	1.87
Allowance for credit losses to loans held for investment, excluding SBA PPP loans (2)	1.71	2.04	2.02	2.10	2.02
Loans modified under the CARES Act	$819	$—	$79,465	$118,298	$2,244,974
Loans modified under the CARES Act as a percent of loans held for investment	0.01%	—%	0.60%	0.88%	14.88%
Delinquent loans
30 - 59 days	$207	$13,116	$1,269	$7,084	$6,248
60 - 89 days	83	61	57	1,086	4,133
90+ days	19,045	9,410	11,996	21,206	27,807
Total delinquency	$19,335	$22,587	$13,322	$29,376	$38,188
Delinquency as a percent of loans held for investment	0.14%	0.17%	0.10%	0.22%	0.25%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At June 30, 2021, 45% of loans held for investment include a fair value net discount of $94.4 million, or 0.69% of loans held for investment. At March 31, 2021, 51% of loans held for investment include a fair value net discount of $103.9 million, or 0.79% of loans held for investment. At June 30, 2020, 56% of loans held for investment include a fair value net discount of $144.5 million, or 1.03% of loans held for investment excluding SBA PPP loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
June 30, 2021
Investor loans secured by real estate
CRE non-owner-occupied	$12,296	$—	$—	$—	$12,296	$12,296
SBA secured by real estate (2)	440	—	—	—	440	440
Total investor loans secured by real estate	12,736	—	—	—	12,736	12,736
Business loans secured by real estate (3)
CRE owner-occupied	5,016	—	—	—	5,016	5,016
SBA secured by real estate (4)	692	—	—	—	692	692
Total business loans secured by real estate	5,708	—	—	—	5,708	5,708
Commercial loans (5)
Commercial and industrial	2,118	—	552	—	2,670	2,670
Franchise non-real estate secured	—	—	12,584	—	12,584	12,584
SBA not secured by real estate	677	—	—	—	677	677
Total commercial loans	2,795	—	13,136	—	15,931	15,931
Retail loans
Single family residential (6)	12	—	—	—	12	12
Total retail loans	12	—	—	—	12	12
Totals nonaccrual loans	$21,251	$—	$13,136	$—	$34,387	$34,387
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(6) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due
(Dollars in thousands)	Current	30-59	60-89	90+	Total
June 30, 2021
Investor loans secured by real estate
CRE non-owner-occupied	$2,799,890	$—	$—	$10,343	$2,810,233
Multifamily	5,539,464	—	—	—	5,539,464
Construction and land	297,728	—	—	—	297,728
SBA secured by real estate (1)	52,563	—	—	440	53,003
Total investor loans secured by real estate	8,689,645	—	—	10,783	8,700,428
Business loans secured by real estate (2)
CRE owner-occupied	2,084,284	—	—	5,016	2,089,300
Franchise real estate secured	358,120	—	—	—	358,120
SBA secured by real estate (3)	72,473	—	—	450	72,923
Total business loans secured by real estate	2,514,877	—	—	5,466	2,520,343
Commercial loans (4)
Commercial and industrial	1,792,913	29	83	2,119	1,795,144
Franchise non-real estate secured	401,315	—	—	—	401,315
SBA not secured by real estate	13,223	—	—	677	13,900
Total commercial loans	2,207,451	29	83	2,796	2,210,359
Retail loans
Single family residential (5)	157,050	178	—	—	157,228
Consumer loans	6,240	—	—	—	6,240
Total retail loans	163,290	178	—	—	163,468
Total loans	$13,575,263	$207	$83	$19,045	$13,594,598
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Total Gross Loans
June 30, 2021
Investor loans secured by real estate
CRE non-owner-occupied	$2,741,106	$37,332	$31,795	$2,810,233
Multifamily	5,533,772	3,818	1,874	5,539,464
Construction and land	297,728	—	—	297,728
SBA secured by real estate (1)	41,278	3,788	7,937	53,003
Total investor loans secured by real estate	8,613,884	44,938	41,606	8,700,428
Business loans secured by real estate (2)
CRE owner-occupied	2,060,588	10,870	17,842	2,089,300
Franchise real estate secured	357,242	878	—	358,120
SBA secured by real estate (3)	64,851	150	7,922	72,923
Total business loans secured by real estate	2,482,681	11,898	25,764	2,520,343
Commercial loans (4)
Commercial and industrial	1,745,403	13,789	35,952	1,795,144
Franchise non-real estate secured	375,466	—	25,849	401,315
SBA not secured by real estate	11,819	—	2,081	13,900
Total commercial loans	2,132,688	13,789	63,882	2,210,359
Retail loans
Single family residential (5)	157,174	—	54	157,228
Consumer loans	6,196	—	44	6,240
Total retail loans	163,370	—	98	163,468
Total loans	$13,392,623	$70,625	$131,350	$13,594,598
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Net income	$96,302	$68,668	$(99,091)
Plus: amortization of intangible assets expense	4,001	4,143	4,066
Less: amortization of intangible assets expense tax adjustment (1)	1,145	1,185	1,166
Net income for average tangible common equity	99,158	71,626	(96,191)
Plus: merger-related expense	—	5	39,346
Less: merger-related expense tax adjustment (1)	—	1	11,284
Net income for average tangible common equity excluding merger-related expense	$99,158	$71,630	$(68,129)

Average stockholders' equity	$2,747,308	$2,749,641	$2,231,722
Less: average intangible assets	79,784	83,946	84,148
Less: average goodwill	900,582	898,587	838,725
Average tangible common equity	$1,766,942	$1,767,108	$1,308,849

Return on average equity (annualized)	14.02%	9.99%	(17.76)%
Return on average tangible common equity (annualized)	22.45%	16.21%	(29.40)%
Return on average tangible common equity excluding merger-related expense (annualized)	22.45%	16.21%	(20.82)%
___________________________________________________
(1) Adjusted by statutory tax rate

For periods presented below, return on average assets excluding merger-related expense is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding merger-related expense and the related tax impact from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.
	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Net income (loss)	$96,302	$68,668	$(99,091)
Plus: merger-related expense	—	5	39,346
Less: merger-related expense tax adjustment (1)	—	1	11,284
Net income (loss) for average assets excluding merger-related expense	$96,302	$68,672	$(71,029)

Average assets	$20,290,415	$19,994,260	$15,175,310

Return on average assets (annualized)	1.90%	1.37%	(2.61)%
Return on average assets excluding merger-related expense (annualized)	1.90%	1.37%	(1.87)%
____________________________________________
(1) Adjusted by statutory tax rate

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax, provision for credit losses, and merger-related expenses from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Interest income	$170,692	$172,994	$144,122
Interest expense	9,758	11,342	13,830
Net interest income	160,934	161,652	130,292
Noninterest income	26,729	23,740	6,898
Revenue	187,663	185,392	137,190
Noninterest expense	94,496	92,489	115,970
Add: merger-related expense	—	5	39,346
Pre-provision net revenue	93,167	92,908	60,566
Pre-provision net revenue (annualized)	$372,668	$371,632	$242,264

Average assets	$20,290,415	$19,994,260	$15,175,310

Pre-provision net revenue on average assets	0.46%	0.46%	0.40%
Pre-provision net revenue on average assets (annualized)	1.84%	1.86%	1.60%

Noninterest expense (excluding merger-related expense) as a percent of average assets is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the noninterest expense (excluding merger-related expense) as a percent of average assets by excluding merger-related expenses from the noninterest expense and dividing by average assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Noninterest expense	$94,496	$92,489	$115,970
Less: merger-related expense	—	5	39,346
Noninterest expense excluding merger-related expense	$94,496	$92,484	$76,624

Average assets	$20,290,415	$19,994,260	$15,175,310

Noninterest expense as a percent of average assets (annualized)	1.86%	1.85%	3.06%
Noninterest expense excluding merger-related expense as a percent of average assets (annualized)	1.86%	1.85%	2.02%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2020	2020
Total stockholders' equity	$2,813,419	$2,703,098	$2,746,649	$2,688,085	$2,654,647
Less: intangible assets	978,675	981,568	984,076	988,446	995,716
Tangible common equity	$1,834,744	$1,721,530	$1,762,573	$1,699,639	$1,658,931

Total assets	$20,529,486	$20,173,298	$19,736,544	$19,844,240	$20,517,074
Less: intangible assets	978,675	981,568	984,076	988,446	995,716
Tangible assets	$19,550,811	$19,191,730	$18,752,468	$18,855,794	$19,521,358

Tangible common equity ratio	9.38%	8.97%	9.40%	9.01%	8.50%

Common shares issued and outstanding	94,656,575	94,644,415	94,483,136	94,375,521	94,350,902

Book value per share	$29.72	$28.56	$29.07	$28.48	$28.14
Less: intangible book value per share	10.34	10.37	10.42	10.47	10.55
Tangible book value per share	$19.38	$18.19	$18.65	$18.01	$17.58

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, premium amortization on CDs, and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Net interest income	$160,934	$161,652	$130,292
Less: scheduled accretion income	3,560	3,878	3,501
Less: accelerated accretion income	5,927	5,988	2,347
Less: premium amortization on CD	942	1,751	1,054
Less: nonrecurring nonaccrual interest paid	(216)	(603)	(142)
Core net interest income	150,721	150,638	123,532
Less: interest income on SBA PPP loans	—	—	5,382
Core net interest income excluding SBA PPP loans	$150,721	$150,638	$118,150

Average interest-earning assets	$18,783,803	$18,490,426	$13,831,914
Less: average SBA PPP loans	—	—	830,090
Average interest-earning assets excluding SBA PPP loans	$18,783,803	$18,490,426	$13,001,824

Net interest margin	3.44%	3.55%	3.79%
Core net interest margin	3.22%	3.30%	3.59%
Core net interest margin excluding SBA PPP loans	3.22%	3.30%	3.65%

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization, and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gain (loss) on sale of securities, other income - security recoveries, gain/(loss) on sale of other real estate owned, and gain (loss) from debt extinguishment. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Total noninterest expense	$94,496	$92,489	$115,970
Less: amortization of intangible assets	4,001	4,143	4,066
Less: merger-related expense	—	5	39,346
Less: other real estate owned operations, net	—	—	9
Noninterest expense, adjusted	$90,495	$88,341	$72,549

Net interest income before provision for credit losses	$160,934	$161,652	$130,292
Add: total noninterest income	26,729	23,740	6,898
Less: net gain (loss) from investment securities	5,085	4,046	(21)
Less: other income - security recoveries	6	2	—
Less: net loss from other real estate owned	—	—	(55)
Less: net loss from debt extinguishment	(647)	(503)	—
Revenue, adjusted	$183,219	$181,847	$137,266

Efficiency ratio	49.4%	48.6%	52.9%